EXHIBIT 1.1


                         ADVISORS DISCIPLINED TRUST 1653

                                 TRUST AGREEMENT

                                                           Dated: April 21, 2016

     This Trust Agreement among Advisors Asset Management, Inc., as Depositor, Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Advisor's Disciplined Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After August 5, 2004 (Including Advisor's Disciplined Trust, Series 13 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

    1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

    2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under "Understanding Your Investment--Statement of Financial Condition--Number of Units" in the Prospectus for the Trust.

    3. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, all Units will be held in uncertificated form and Unitholders may not request a certificate representing his or her Units.

    4. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under "Understanding Your Investment-- Statement of Financial Condition--Number of Units" in the Prospectus for the Trust.

    5. The term "Deferred Sales Charge Payment Dates" shall mean the dates specified for deferred sales fee installments under "Investment Summary--Fees and Expenses" in the Prospectus for the Trust.

    6. The term "Distribution Date" shall mean the "Distribution Dates" set forth under "Investment Summary--Essential Information" in the Prospectus for the Trust.

    7. The term "Fund Shares" shall mean any Securities issued by an investment company registered under the Investment Company Act of 1940 or business development company regulated under the Investment Company Act of 1940.

    8.  The term "Grantor Trust" shall mean a Trust other than a RIC.

    9. The term "Mandatory Termination Date" shall mean the "Termination Date" set forth under "Investment Summary--Essential Information" in the Prospectus for the Trust.

   10. The term "RIC" shall mean a Trust which has elected to be taxed as a "regulated investment company" under the United States Internal Revenue Code of 1986, as amended.

   11. The term "Record Date" shall mean the "Record Dates" set forth under "Investment Summary--Essential Information" in the Prospectus for the Trust.

   12. Section 1.01(1) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "'Depositor' shall mean Advisors Asset Management, Inc. and its successors in interest, or any successor depositor appointed as hereinafter provided."

   13. Section 1.01(2) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "'Trustee' shall mean The Bank of New York Mellon and its successors in interest, or any successor trustee appointed as hereinafter provided."

   14. Section 1.01(3) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "'Evaluator' shall mean Advisors Asset Management, Inc., and its successors in interest, or any successor evaluator appointed as hereinafter provided."

   15. Section 1.01(4) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "'Supervisor' shall mean Advisors Asset Management, Inc., and its successors in interest, or any successor evaluator appointed as hereinafter provided."

   16. Section 2.01(f)(iii) of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

        "(iii) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created pursuant to the Subscription Notice, the Depositor shall deposit with the Trustee (a) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a Letter of Credit in the amount necessary to settle such contracts) or (b) cash or a Letter of Credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice to be acquired for the account of the Trust, and adding or subtracting the difference between such aggregate value and the product of
     (x) the Unit Value computed pursuant to Section 6.01 for the Business Day preceding the Trade Date times (y) the verified number of additional Units to be created."

   17. Section 3.05 of the Standard Terms and Conditions of Trust is amended by adding the following subsection immediately after Section 3.05(a)(iii):

     "(iv) Notwithstanding any of the previous provisions, if a Trust is a RIC, the Trustee is directed to make any distribution or take any action necessary in order to maintain the qualification of the Trust as a regulated investment company for federal income tax purposes or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust."

   18. The first paragraph of Section 3.05(b)(i) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

     "(i) On each Distribution Date, the Trustee shall distribute to each Unitholder of record at the close of business on the preceding Record Date an amount per Unit equal to such Unitholder's Income Distribution (as defined below) plus such Unitholder's pro rata share of the balance of the Capital Account (except for monies on deposit therein required to purchase Contract Securities or to purchase Securities contracted for pursuant to the Depositor's purchase instructions) computed as of the close of business on the Record Date immediately preceding such Distribution Date, provided, however, the Trustee shall not be required to make a distribution from the Capital Account unless the amount available for distribution shall equal at least $1.00 per 100 Units. Notwithstanding anything to the contrary herein, in the case of a Grantor Trust, the Trustee shall not be required to make a distribution from the Income Account or the Capital Account unless the aggregate cash held for distribution within the meaning of

Treas. Reg 1.671-5(b)(5) from the Income Account and the Capital Account is equal to or greater than 0.1% of the net asset value of the Trust on the related Record Date, provided, however, that the Trustee shall in any event distribute the balance of the Income Account and Capital Account on the Distribution Date occurring in December of each year (including in such distribution income receivable by the Trust on or prior to the December Distribution Date). This provision is intended to comply with Treas. Reg. 1.671-5(c)(2)(v)(C), and shall be interpreted consistent therewith and with any successor regulation. Any contrary provision of this Indenture is superseded by the provisions of this paragraph. Notwithstanding the foregoing or any contrary provisions of this Indenture, the Trustee shall not be required to distribute funds held in the Income or Capital Accounts which the Depositor or the Trustee has designated as required for the payment of Trust expenses."

   19. Section 3.05(b)(ii) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "(ii) For the purposes of this Section 3.05, the Unitholder's "Income Distribution" shall be equal to such Unitholder's pro rata share of the cash balance in the Income Account computed as of the close of business on the Record Date immediately preceding such Income Distribution after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Record Date or are otherwise properly attributable to the period to which such Income Distribution relates."

   20. Section 3.05 of the Standard Terms and Conditions of Trust is hereby amended by adding the following immediately after Section 3.05(b)(v):

     "(vi)   in the case of a Grantor Trust, notwithstanding the foregoing, The
Trustee shall not be required to make a distribution from the Income Account or the Capital Account unless the aggregate cash for distribution within the meaning of Treas. Reg 1.671-5(b)(5) from the Income Account and the Capital Account is equal to or greater than .1% of the net asset value of the Trust on the related Record Date. This provision is intended to comply with Treas. Reg. 1.671-5(c)(2)(v)(C), and shall interpreted consistent therewith and with any successor regulation."

   21. Section 3.07(a)(xiii) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "(xii)    if the Trust is a RIC, that such sale is necessary or advisable
(i) to maintain the qualification of the Trust as a regulated investment company or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust.

     (xiii) that as result of the ownership of the Security, the Trust or its Unitholders would be a direct or indirect shareholder of a passive foreign investment company as defined in section 1297 (a) of the United States Internal Revenue Code of 1986, as amended."

   22. Section 3.10 of the Standard Terms and Conditions of Trust is hereby amended by adding the following immediately after Section 3.10(c):

     "(d) (i) The Depositor may resign and be discharged hereunder, by executing an instrument in writing resigning as Depositor and filing the same with the Trustee, not less than sixty (60) days before the date specified in such instrument when such resignation is to take effect. Upon effective resignation hereunder, the resigning Depositor shall be discharged and shall no longer be liable in any manner hereunder except as to acts or omissions occurring prior to such resignation and any successor Depositor being appointed by the Trustee pursuant to Section 7.01(f). Notice of such resignation and appointment of a successor depositor shall be mailed by the Trustee to each Unitholder then of record.

        (ii) Any successor depositor appointed hereunder shall execute, acknowledge and deliver to the Trustee an instrument accepting such appointment hereunder, and such successor depositor without any further act, deed or conveyance shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named Depositor herein and shall be bound by all the terms and conditions hereunder.

       (iii) In case at any time the Depositor shall resign and no successor depositor shall have been appointed and have accepted appointment within thirty (30) days after notice of resignation has been received by the Trustee, the Depositor may forthwith apply to a court of competent jurisdiction for the appointment of a successor depositor. Such court may thereupon after such notice, if any, as it may deem proper and prescribe, appoint a successor depositor.

        (iv) Any entity into which the Depositor hereunder may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Depositor hereunder shall be a party, shall be the successor depositor under this Indenture without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, anything herein, or in any agreement relating to such merger or consolidation, by which the Depositor may seek to retain certain powers, rights and privileges theretofore obtaining for any period of time following such merger or consolidation, to the contrary notwithstanding.

         (v) Any resignation of the Depositor and appointment of a successor depositor pursuant to this Section 3.10 shall become effective upon acceptance of appointment by the successor depositor as provided in Section 3.10(d)(ii)."

   23. The first paragraph of Section 3.11 of the Standard Terms and Conditions of Trust is amended by adding the following at the end of such paragraph:

     "Notwithstanding the foregoing, in the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken by holders of Fund Shares (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any matter relating to the Securities), the Trustee shall promptly notify the Depositor and shall thereupon take such action or refrain from taking any action with respect to the Fund Shares so as to insure that the Fund Shares are voted as closely as possible in the same manner and the same general proportion, with respect to all issues, as are shares of such Fund Shares that are held by owners other than the Trust."

   24. The first two sentences in the second paragraph of Section 3.11 of the Standard Terms and Conditions of Trust shall be replaced in their entirety with the following:

     "In the event that an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee shall reject such offer, provided that in the case of a Trust that is a RIC, if an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee shall at the direction of the Depositor, vote for or against, or accept or reject, any offer for new or exchanged securities or property in exchange for a Trust Security. If any issuance, exchange or substitution is effected, any securities, cash and/or property received shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee pursuant to the Depositor's direction, unless the Depositor advises the Trustee to keep such securities, cash or property."

   25. Section 3.12(a) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "(a) The Replacement Securities shall be securities as originally selected for deposit in the Trust or, in the case of a Trust that is a RIC, securities which the Depositor determines to be similar in character as Securities originally selected for deposit in the Trust;"

   26. The third paragraph of Section 3.13 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.13 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.04 herein. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien."

   27. The Depositor's annual compensation as set forth under Section 3.13 shall be that dollar amount per 100 Units set forth under "Investment Summary-- Fees and Expenses--Annual operating expenses--Supervisory, evaluation and administration fees" in the Prospectus for the Trust.

   28. Section 3.14 of the Standard Terms and Conditions of Trust is hereby amended by adding the following immediately after the second paragraph:

     "To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.14 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.04 herein. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien."

   29. Section 3.15 of the Standard Terms and Conditions of Trust is hereby amended by adding the following immediately after the first paragraph:

     "To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.15 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.04 herein. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien."

   30. The Standard Terms and Conditions of Trust shall be amended to include the following section:

     "Section 3.18. Regulated Investment Company Election. If the Trust is a RIC, the Trustee is hereby directed to make such elections and take all actions, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise tax on the Trust or on undistributed income in the Trust. The Trustee shall make such reviews of each Trust portfolio as shall be necessary to maintain qualification of a particular Trust as regulated investment company and to avoid imposition of tax on a Trust or undistributed income in a Trust, and the Depositor and Supervisor shall be authorized to rely conclusively upon such reviews."

   31. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, if the Trustee sells, redeems or otherwise liquidates Fund Shares pursuant to Section 6.02 to satisfy Unit redemptions or pursuant to
Section 7.04 to pay Trust expenses, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by the Trust.

   32. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, if the Trust is a Grantor Trust and the Trustee sells, redeems or otherwise liquidates Securities pursuant to Section 6.02 to satisfy Unit redemptions, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by the Trust.

   33. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, no Unitholder may request a distribution of Securities in-kind pursuant to Sections 6.02, 6.05 or 9.02 during the 30 days prior to and including the Mandatory Termination Date of a Trust.

   34. The first sentence of Section 6.02 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "Any Unit tendered for redemption by a Unitholder or his duly authorized attorney to the Trustee at its unit investment trust division office, currently at 2 Hanson Place, 12th Floor, Brooklyn, New York 11217, tendered by means of an appropriate request for redemption in form approved by the Trustee shall be redeemed by the Trustee no later than the seventh calendar day following the day on which tender for redemption is made, provided that if such day of redemption is not a Business Day, then such Unit shall be redeemed on the first Business Day prior thereto (being herein called the "Redemption Date")."

   35. The second and third paragraph of Section 6.02 of the Standard Terms and Conditions of Trust is hereby replaced in its entirety with the following:

     "Notwithstanding the preceding paragraph, if a Unitholder electing an In Kind Distribution is an Affiliated Redeeming Unitholder, as such term is defined below, such In Kind Distribution shall be permitted subject to the following conditions:

   (a) The In Kind Distribution shall be consistent with the Trust's redemption policies and undertakings, as set forth in the Trust's Prospectus;

   (b) Neither the Affiliated Redeeming Unitholder, nor any other party with the ability and the pecuniary incentive to influence the In Kind Distribution, may select, or influence the selection of, the distributed Securities;

   (c) Upon an In Kind Distribution by the Affiliated Redeeming Unitholder, the Trustee shall distribute to the Affiliated Redeeming Unitholder its proportionate share of every Security in the Trust's portfolio, provided that if the Trustee is not an affiliated person (as the term "affiliated person" is defined in the Investment Company Act of 1940, as amended) of the Affiliated Redeeming Unitholder, the Trustee may exclude Discretionary Assets (as defined below) from the In Kind Distribution to the extent that the Trustee cannot practicably distribute such Discretionary Assets without undue burden or adverse impact to the Trust or its Unitholders. If the Trustee determines that it is impracticable to distribute the Discretionary Assets in kind, the Trustee shall sell or liquidate the Discretionary Assets to raise funds to satisfy the redemption, provided that if the Trustee cannot sell or liquidate the Discretionary Assets, the Trustee may sell or liquidate other Securities;

   (d) The In Kind Distribution may not favor the Affiliated Redeeming Unitholder to the detriment of any other Unitholder;

   (e) The Trustee shall monitor each In Kind Distribution on a quarterly basis for compliance with all provisions of this Section 6.02; and

   (f) The Trustee shall maintain and preserve for a period of not less than six years from the end of the fiscal year in which the In Kind Distribution occurs, the first two years in an easily accessible place, records for each In Kind Distribution setting forth the identity of the Affiliated

Redeeming Unitholder, a description of the composition of the Trust's portfolio (including each asset's value) immediately prior to the In Kind Distribution, a description of each Security distributed in-kind, the terms of the In Kind Distribution, the information or materials upon which the asset valuations were made, and a description of the composition of the Trust's portfolio (including each asset's value) one month after the In Kind Distribution.

   (g) The term "Affiliated Redeeming Unitholder" shall mean an affiliated person or a promoter of or a principal underwriter for the Trust, or an affiliated person of such a person, promoter or principal underwriter. The terms "affiliated person," "promoter" and "principal underwriter" as used in the preceding sentence shall have the meanings assigned to each such term in the Investment Company Act of 1940, as amended.

   (h) The term "Discretionary Assets" shall mean (i) securities that, if distributed, would be required to be registered under the Securities Act of 1933, as amended; (ii) securities issued by entities in countries that (A) restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or (B) permit transfers of ownership of securities to be effected only by transactions conducted on a local stock exchange; and (iii) any assets that, although they may be liquid and marketable, must be traded through the marketplace or with the counterparty to the transaction in order to effect a change in beneficial ownership."

   36. The first sentence of Section 7.04 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "For services performed under this Indenture the Trustee shall be paid an annual fee in the amount per Unit set forth in the Trust Agreement, which fee shall accrue daily and be computed based on the number of Units outstanding as of January 1 of such year except for a Trust during the year or years in which an initial offering period as determined in Section 5.01 of this Indenture occurs, in which case the fee for a month is based on the number of Units outstanding at the end of such month (such annual fee to be pro rated for any calendar year in which the Trustee provides services during less than the whole of such year)."

   37. The Trustee's annual compensation as set forth under Section 7.04 of the Standard Terms and Conditions of Trust shall be $0.0105 per Unit.

   38. Section 9.01 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

     "Section 9.01. Amendments. (a) This Indenture may be amended from time to time by the Depositor and Trustee or their respective successors, without the consent of any of the Unitholders, (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein, (ii) to make such other provision in regard to matters or questions arising hereunder as shall not materially adversely affect the interests of the Unitholders or (iii) to make such amendments as may be necessary (a) for the Trust to continue to qualify as a regulated investment company for federal income tax purposes if the Trust is a RIC, or (b) to prevent the Trust from being deemed an association taxable as a corporation for federal income tax purposes if the Trust is a Grantor

Trust. This Indenture may not be amended, however, without the consent of all Unitholders then outstanding, so as (1) to permit, except in accordance with the terms and conditions hereof, the acquisition hereunder of any Securities other than those specified in the Schedules to the Trust Agreement or (2) to reduce the aforesaid percentage of Units the holders of which are required to consent to certain of such amendments. This Indenture may not be amended so as to reduce the interest in a Trust represented by Units without the consent of all affected Unitholders.

   (b)  Except for the amendments, changes or modifications as provided in
Section 9.01(a) hereof, neither the parties hereto nor their respective successors shall consent to any other amendment, change or modification of this Indenture without the giving of notice and the obtaining of the approval or consent of Unitholders representing at least 66 2/3% of the Units then outstanding of the affected Trust. Nothing contained in this Section 9.01(b) shall permit, or be construed as permitting, a reduction of the aggregate percentage of Units the holders of which are required to consent to any amendment, change or modification of this Indenture without the consent of the Unitholders of all of the Units then outstanding of the affected Trust and in no event may any amendment be made which would (1) alter the rights to the Unitholders as against each other, (2) provide the Trustee with the power to engage in business or investment activities other than as specifically provided in this Indenture, (3) adversely affect the tax status of the Trust for federal income tax purposes or result in the Units being deemed to be sold or exchanged for federal income tax purposes or (4) unless the Trust is a RIC, result in a variation of the investment of Unitholders in the Trust.

   (c) Unless the Depositor directs that other notice shall be provided, the Trustee shall include in the annual report provided pursuant to Section 3.06 notification of the substance of such amendment."

   39. The first sentence of the fourth paragraph of Section 9.02 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "In connection with the termination of a Trust, the Trustee will liquidate the Securities not segregated for in-kind distributions during such period and in such daily amounts as the Depositor shall direct."

   40. The first clause of the fifth paragraph of Section 9.02 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "No later than the fifth business day following receipt of all proceeds of sale of the Securities, the Trustee shall:"

     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                                ADVISORS ASSET MANAGEMENT, INC.


                                By     /s/ ALEX R. MEITZNER
                                  ------------------------------
                                      Senior Vice President




                                THE BANK OF NEW YORK MELLON


                                By     /s/ GERARDO CIPRIANO
                                  -----------------------------
                                             Vice President

                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED

                                       IN

                         ADVISORS DISCIPLINED TRUST 1653

          Incorporated herein by this reference and made a part hereof is the schedule set forth under "Portfolio" in the Prospectus for the Trust.